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                                                                       Exhibit 5


                               C/R MARINE GP CORP.
                          c/o Riverstone Holdings, LLC
                                712 Fifth Avenue
                                   19th Floor
                            New York, New York 10019

                                  July 16, 2002

Midstream Holdings, LLC
520 Madison Avenue
17th Floor
New York, NY  10022

Ladies and Gentlemen:

         As discussed, you will organize a limited partnership ("Midstream Delta") to effect your participation, on the terms and conditions described herein, in the investment in Seabulk International Inc. ("Seabulk") to be made by C/R Marine Coinvestment II, L.P. ("Coinvest II"). Coinvest II is one of the investment partnerships (together with Coinvest II, the "C/R Marine Investors") controlled by C/R Marine GP Corp. (the "General Partner").

         You or your wholly-owned subsidiary will control Midstream Delta as its sole general partner, will at all times own at least 50% in interest of Midstream Delta, and will contribute at least 50% of the capital required by Midstream Delta. You will provide us with reasonable prior written notice of any change in your ownership. The remaining interests in Midstream Delta will be held by not more than 10 other persons at any time ("Delta Investors"), each of which will, at the time of investment, be an officer or employee of, or an exclusive consultant to, Midstream Partners, LLC, Poten & Partners, Inc. or their respective affiliates or exclusive consultants (or be an investment vehicle owned and controlled by such officer, employee or consultant). Each of the Delta Investors will be an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended, and each Delta Investor will be disclosed to the General Partner for its reasonable approval, in view of applicable regulatory considerations, prior to admission to Midstream Delta. Neither you nor any Delta Investor will be permitted to transfer any part of his, her or its interest in Midstream Delta other than (i) to other owners of Midstream Delta, or (ii) upon the written consent of the General Partner, which may be withheld in its sole discretion.

         At all times, at least 85% in interest of Midstream Delta will be owned by U.S. citizens within the meaning of the Shipping Act, 1916. The General Partner may at any time require that Midstream Delta excuse or obtain the withdrawal of any non-U.S. citizen if such excuse or withdrawal, as determined by the General Partner in its sole discretion, is necessary or advisable in connection with obtaining a favorable ruling of the U.S. Coast Guard in respect of the Seabulk investment or otherwise in connection with compliance with the Shipping Act, 1916 and related maritime laws. In connection with any determination by the General Partner pursuant to the foregoing sentence, the General Partner will, in consultation with legal counsel as the General Partner may deem desirable, use commercially reasonable efforts to take into account the relative amounts available for investment by each C/R Marine Investor and the manner in which any



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given compliance issue has arisen. In the event that any excuse or withdrawal from Midstream Delta is required, the affected partner of Midstream Delta may transfer its interest in Midstream Delta (i) to a permitted transferee as described in the preceding paragraph or (ii) to any person designated to the General Partner in writing prior to the admission of Midstream Delta to Coinvest II (a "Designated Transferee"), subject to the following: (A) the sum of (x) the number of beneficial owners of Coinvest II and (y) the number of Designated Transferees will not exceed 10, and (B) each Designated Transferee (at the time of designation and at the time of any proposed transfer to such Designated Transferee) must be reasonably acceptable to the General Partner in view of applicable regulatory considerations.

         Midstream Delta will be the sole limited partner of Coinvest II. As such limited partner, Midstream Delta will commit $2 million to Coinvest II and may, as provided in the next sentence, commit up to an additional $2 million to Coinvest II. The General Partner will provide written notice to Midstream Delta at least five business days but not more than 10 business days prior to the issuance of a capital call to the limited partners of the C/R Marine Investors, and within two business days of receipt of such notice, Midstream Delta will confirm to the General Partner in writing the amount, if any, of its additional commitment, and such additional commitment, if any, together with the $2 million committed as of the date of this letter (collectively, "the Midstream Commitment") will be binding on Midstream Delta from and after delivery by Midstream Delta of its written confirmation. The Midstream Commitment will be applied, when called by the General Partner, toward the purchase by Coinvest II of warrants and shares of common stock of Seabulk on the terms set forth in the Stock Purchase Agreement, dated as of June 13, 2002 (the "Stock Purchase Agreement"), among Seabulk, Coinvest II and the other investors party thereto (the "Other Investors") and in the Securities Purchase Agreement, dated as of June 13, 2002 (the "Securities Purchase Agreement"), among Loomis, Sayles & Company, Coinvest II and the Other Investors. In addition, from and after the date hereof, to the extent not reimbursed from other sources, Midstream Delta will bear the reasonable expenses incurred, including attorneys' fees, in organizing and maintaining Coinvest II. As the sole limited partner of Coinvest II, Midstream Delta will not be subject to any management fee, carried interest or other charge. Coinvest II will acquire, hold and dispose of its portfolio investments in parallel with the C/R Marine Investors, on equivalent transaction terms, except that, upon the written request of Midstream Delta delivered on or after the two-year anniversary of Coinvest II's initial investment in Seabulk, and subject to any then-applicable legal, tax, regulatory or contractual restrictions, the General Partner will cause Coinvest II to distribute to Midstream Delta all portfolio investments, including all warrants and shares of common stock of Seabulk, then held by Coinvest II (the "Distribution"), which warrants and shares, to the extent applicable, will be subject to the terms and conditions of the shareholders' agreement then binding upon Coinvest II.

         For so long as Midstream Delta remains a limited partner of Coinvest II, but not following the Distribution, Midstream Delta will be entitled to participate, through Coinvest II, in any further transactions engaged in by the C/R Marine Investors (or, to the extent permitted by applicable law, any of their affiliates) in respect of Seabulk, in an amount no less than Coinvest II's pro rata portion (based on the investments made by each C/R Marine Investor entity in the transactions contemplated by the Stock Purchase Agreement and the Securities Purchase Agreement) of the investments to be made by each C/R Marine Investor (or, to the extent permitted by applicable law, any of their affiliates).

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         Management and control over Coinvest II, including with respect to its investments, will be vested solely in us, as the General Partner. You and we will cooperate in preparing and entering into, reasonably promptly after the date hereof, a partnership agreement for Coinvest II reasonably satisfactory to each of us in accordance with the foregoing terms and otherwise including customary provisions.

         Please indicate your agreement with the foregoing by signing as indicated below and returning the executed copy to us.

                                                 C/R MARINE GP CORP.


                                                 /s/  Jim H. Derryberry
                                                 -----------------------------
                                                 By:     Jim H. Derryberry
                                                 Title:  Vice President

Seen and Agreed:
---------------

MIDSTREAM HOLDINGS, LLC


/s/  Donna Weiss
--------------------------
By:    Donna Weiss
Title: Authorized Person

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